Exhibit 99.1

[Scan-optics, Inc. LOGO OMITTED]

                                                           For Immediate Release

      Contact: Annmarie Gordon (860) 645-7878/email: agordon@scanoptics.com
             Susan Lucek (860) 645-7878/email: slucek@scanoptics.com


                   Scan-Optics Announces First Quarter Results


         Manchester, CT - May 16, 2005 - Scan-Optics, Inc. (OTC BB: SOCR), a leader in information capture and customer service solutions for government, insurance, order fulfillment, proxy, health claims, test scoring and other paper-intensive businesses, today announced financial results for the first quarter of 2005.
         For the first quarter ended March 31, 2005, total revenues were $6.8 million, compared to $7.3 million in the first quarter of 2004. The Company reported a net loss for the quarter of $.8 million or $.02 per diluted share, compared to a net loss of $.7 million, or $.10 per diluted share, for the same period in 2004.
         Scan-Optics, Inc., with headquarters in Manchester, Connecticut, is recognized internationally as an innovator and solution provider in the information management and imaging business. It designs, manufactures and services products and systems for character recognition, image processing and display, data capture and data entry. Scan-Optics systems and software are marketed worldwide to commercial and government customers directly and through distributors. Scan-Optics also provides business process outsourcing services to customers. Scan-Optics has sales and service offices located throughout the United States and abroad. Additional information concerning Scan-Optics is available at www.scanoptics.com. Information contained on Scan-Optics' web site is not incorporated by reference herein.
         All statements in this press release other than historical facts are "forward-looking statements" made under safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are changes in general economic and business conditions in the United States and foreign markets, which affect capital investments by customers, the cyclical nature of funding within federal and state government agencies, further adverse


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changes  in   Scan-Optics'   banking,   lending  and   financing   relationship,
insufficient cash resources, increased competition from similar products, the implementation of other technologies which may provide alternative solutions, ability to complete projects in a timely manner, and other risk factors and cautionary statements listed from time to time in Scan-Optics' periodic reports filed with the Securities and Exchange Commission, including but not limited to Scan-Optics' Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the 10-Q for the quarter ended March 31, 2005.


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     SCAN-OPTICS, INC., AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                                                 Three Months Ended
                                                                                                      March 31
     (thousands, except share data)                                                     2005                             2004
-----------------------------------------------------------------------------------------------------------------------------------

     Revenues
       Hardware and software                                                $               2,741            $               3,427
       Professional services                                                                1,335                            1,510
       Access services                                                                      2,700                            2,396
                                                                       ------------------------------------------------------------
         Total revenues                                                                     6,776                            7,333

     Costs of Revenue
       Hardware and software                                                                2,326                            2,605
       Professional services                                                                  794                              879
       Access services                                                                      2,251                            2,332
                                                                       ------------------------------------------------------------
         Total costs of revenue                                                             5,371                            5,816
                                                                       ------------------------------------------------------------

             Gross Profit                                                                   1,405                            1,517

     Operating Expenses
       Sales and marketing                                                                    705                              690
       Research and development                                                               397                              551
       General and administrative                                                             817                              833
       Interest
          Related party                                                                       256
          Other                                                                                                                167
                                                                       ------------------------------------------------------------
         Total operating expenses                                                           2,175                            2,241
                                                                       ------------------------------------------------------------

     Operating loss                                                                          (770)                            (724)

     Other income, net                                                                          6                               32
                                                                       ------------------------------------------------------------

     Loss before income taxes                                                                (764)                            (692)

       Income taxes                                                                             6                               20
                                                                       ------------------------------------------------------------

     Net Loss                                                               $                (770)           $                (712)
                                                                       =============================================================

     Basic and diluted loss per share                                       $                (.02)           $                (.10)
                                                                       =============================================================

     Basic and diluted weighted-average common shares                                  41,451,577                        7,026,232
                                                                       =============================================================


     See accompanying notes.

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